Exhibit 99.1

BioLife Solutions Modifies Existing Credit Facility

BOTHELL, WA — July 5, 2017 — BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media (“BioLife”), today announced that it has reached an agreement with WAVI Holding AG, (“WAVI”) its debt holder and largest shareholder, to modify its existing credit facility effective June 30, 2017.

Pursuant to the modification, WAVI agreed to exchange its existing $4.25 million credit facility, including principal and accrued interest outstanding as of June 1, 2017, for 4,250 shares of the Company’s Series A Preferred Stock, which has a fixed, aggregate stated value of $4.25 million. The preferred shares being issued to WAVI are not convertible into any other form of equity and can only be redeemed at the stated value of $4.25 million at times and in amounts solely determined by the Company. The preferred shares also carry an annual cash dividend of 10% of the outstanding stated value, calculated and payable in arrears on a quarterly basis. No additional consideration was provided to WAVI for entering into this agreement.

“This modification will ensure that we continue to meet NASDAQ’s minimum shareholder equity requirement of $2.5 million without any dilution to our common shareholders,” said Roderick de Greef, BioLife’s CFO. “The Company intends to redeem the preferred stock at the stated value of $4.25 million over the next five years, utilizing cash flow generated by operations. We have no plans to redeem or convert the Series A Preferred Stock using common shares.”

About BioLife Solutions

BioLife Solutions develops, manufactures and markets biopreservation media products and smart shipping containers connected to a cloud hosted cold chain management app to improve the quality of delivery logistics for cells, tissues, and organs. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death. BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs. For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements, concerning the company’s anticipated business and operations, and cash flows thereof, the intentions to redeem Series A Preferred Shares, and the use of common shares to redeem or convert the Series A Preferred Shares. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations

Roderick de Greef

Chief Financial Officer

(425) 686-6002

rdegreef@biolifesolutions.com